Exhibit 4.2

LEVI STRAUSS & CO.

8 7/8% Senior Notes due 2016

FIRST SUPPLEMENTAL INDENTURE

dated as of May 8, 2012

to

INDENTURE

dated as of March 17, 2006

WILMINGTON TRUST COMPANY,

Trustee

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 8, 2012, between LEVI STRAUSS & CO., a Delaware corporation (the “Company”), and WILMINGTON TRUST COMPANY, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of March 17, 2006 (the “Indenture”), pursuant to which the Company issued $350,000,000 aggregate principal amount of 8 7/8% Senior Notes due 2016 (the “Securities”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee may amend certain terms of the Indenture with the written consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the Securities then outstanding;

WHEREAS, the Company has offered to purchase for cash all of the Securities (the “Offer”) and has solicited consents (the “Solicitation”) to certain amendments to the Indenture (the “Proposed Amendments”) pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated April 24, 2012 (the “Solicitation Statement”);

WHEREAS, the Company has obtained the written consent to the Proposed Amendments to the Indenture from the Holders of at least a majority in aggregate principal amount of the Securities (the “Requisite Consents”);

WHEREAS, the Holders who have delivered the Requisite Consents have waived any rights to withdraw such consents pursuant to the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the parties hereto, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

WHEREAS, the Trustee is indemnified pursuant to Section 7.07 of the Indenture in connection with the Trustee’s execution of this Supplemental Indenture; and

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of the resolutions of the Board of Directors of the Company authorizing the execution of this Supplemental Indenture, (ii) confirmation from Global Bondholder Services Corporation, as tender agent for the Solicitation, of the receipt from Holders of the Requisite Consents, and (iii) the Officers’ Certificate and the Opinion of Counsel described in Sections 9.06 and 10.04 of the Indenture.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE

SECTION 1.01. Amendments.

At such time as the Company delivers written notice to the Trustee that Securities representing at least a majority in aggregate principal amount of the Securities validly tendered and not validly withdrawn pursuant to the Offer have been accepted for purchase:

(a) Section 3.03 of the Indenture shall be amended and restated in its entirety to read as follows:

“SECTION 3.03. Notice of Redemption. At least 3 business days but not more than 60 days before a date for redemption of Securities, the Company shall mail a notice of redemption by first-class mail to each Holder of Securities to be redeemed.

The notice shall identify the Securities to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price or the information specified in clause (c) of paragraph 5 of the Securities;

(3) the name and address of the Paying Agent;

(4) that Securities called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(5) if fewer than all the outstanding Securities are to be redeemed, the identification and principal amounts of the particular Securities to be redeemed;

(6) that, unless the Company defaults in making such redemption payment, interest on Securities (or portion thereof) called for redemption ceases to accrue on and after the redemption date; and

(7) that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number, if any, listed in such notice or printed on the Securities.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the information required by this Section at least 15 days before the redemption date.

If the Company elects to provide, in lieu of the redemption price, the information specified in clause (c) of paragraph 5 of the Securities in the notice of redemption, the Trustee shall give the notice of the redemption price, in the Company’s name and the Company’s expense, one business day prior to the redemption date.”

(b) Section 4.01 of the Indenture shall be amended and restated in its entirety to read as follows:

“SECTION 4.01. Covenant Suspension. After such time as:

(a) the Securities have Investment Grade Ratings from both Rating Agencies, and

(b) no Default or Event of Default has occurred and is continuing under this Indenture,

the Company and the Restricted Subsidiaries will not be subject to the following Sections of this Indenture: Section 4.07(the “Suspended Covenants”).”

(c) Sections 4.03 through 4.06 shall be amended and restated in their entirety to read as follows:

“SECTION 4.03	[Intentionally Omitted]

SECTION 4.04	[Intentionally Omitted]

SECTION 4.05	[Intentionally Omitted]

SECTION 4.06	[Intentionally Omitted]”

(d) Section 4.07 of the Indenture shall be amended and restated in its entirety to read as follows:

“SECTION 4.07. Limitation on Asset Sales.

(a) [Intentionally omitted]

(b) The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(i) to Repay Debt of the Company (excluding, in any such case, any Debt that (A) constitutes a Subordinated Obligation or (B) is owed to the Company or an Affiliate of the Company); or

(ii) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary), provided, however, that the Net Available Cash (or any portion thereof) from Asset Sales from the Company to any Subsidiary must be reinvested in Additional Assets of the Company.

(c) Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of such Net Available Cash or that the Company earlier elects to so designate shall constitute “Excess Proceeds”.

When the aggregate amount of Excess Proceeds not previously subject to a Prepayment Offer (as defined below) exceeds $10.0 million (taking into account income earned on those Excess Proceeds, if any), the Company will be required to make an offer to purchase (the “Prepayment Offer”) the Securities, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Holders of Securities have been given the opportunity to tender their Securities for purchase in accordance with this Indenture, the Company or such Restricted Subsidiary may use the remaining amount for any purpose permitted by this Indenture and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” will mean the product of:

(a) the Excess Proceeds, and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the Securities outstanding on the date of the Prepayment Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the Securities outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Securities and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.

(d)(1) Not later than five Business Days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the Holders of Securities, accompanied by information regarding the Company and its Subsidiaries as the Company in good faith believes will enable the Holders to make an informed decision with respect to that Prepayment Offer. The notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date the notice is mailed.

(2) Not later than the date upon which written notice of a Prepayment Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers’ Certificate as to (i) the amount of the Prepayment Offer (the “Offer Amount”), (ii) the allocation of the Net Available Cash from the Asset Sales pursuant to which such Prepayment Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.07(c). On or before the Purchase Date, the Company shall also irrevocably deposit with the Trustee or with the Paying Agent (or, if the Company or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) in Temporary Cash Investments (other than in those enumerated in clause (b) of the definition of Temporary Cash Investments), maturing on the last day prior to the Purchase Date or on the Purchase Date if funds are immediately available by open of business, an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section. Upon the expiration of the period for which the Prepayment Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Securities or portions thereof that have been properly tendered to and are to be accepted by the Company. The Trustee or the Paying Agent shall, on the Purchase Date, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Securities delivered by the Company to the Trustee is less than the Offer Amount, the Trustee or the Paying Agent shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with this Section.

(3) Holders electing to have a Security purchased shall be required to surrender the Security, with an appropriate form duly completed, to the Company or its agent at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security that was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Security purchased. If at the expiration of the Offer Period the aggregate principal amount of Securities surrendered by Holders exceeds the Offer Amount, the Company shall select the Securities to be purchased on a pro rata basis for all Securities, (with such adjustments as may be deemed appropriate by the Company so that only Securities in denominations of $10,000, or integral multiples of $1,000 thereafter, shall be purchased). Holders whose Securities are purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered.

(4) At the time the Company delivers Securities to the Trustee that are to be accepted for purchase, the Company shall also deliver an Officers’ Certificate stating that such Securities are to be accepted by the Company pursuant to and in accordance with the terms of this Section. A Security shall be deemed to have been accepted for purchase at the time the Trustee or the Paying Agent mails or delivers payment therefor to the surrendering Holder.

(e) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section by virtue thereof.”

(e) Sections 4.08 through 4.11 shall be amended and restated in their entirety to read as follows:

“SECTION 4.08	[Intentionally Omitted]

SECTION 4.09	[Intentionally Omitted]

SECTION 4.10	[Intentionally Omitted]

SECTION 4.11	[Intentionally Omitted]”

(f) Section 5.01 of the Indenture shall be amended and restated in its entirety to read as follows:

“SECTION 5.01. When Company May Merge or Transfer Assets. The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by that Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Company;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, that Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to that transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of that transaction or series of transactions as having been Incurred by the Surviving Person or the Restricted Subsidiary at the time of that transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) [Intentionally Omitted]

(f) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this Section and that all conditions precedent herein provided for relating to the transaction have been satisfied; and

(g) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of the transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that transaction had not occurred.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture, but the predecessor Company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless that sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety), or

(b) a lease,

shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the Securities.

(g) Section 6.01 of the Indenture shall be amended and restated in its entirety to read as follows:

“SECTION 6.01. Events of Default. The following events shall be “Events of Default”:

(1) the Company defaults in any payment of interest on any Security when the same becomes due and payable, and such default continues for a period of 30 days;

(2) the Company defaults in the payment of the principal of, or premium, if any, on any Security when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) the Company fails to comply with Article 5;

(4) the Company fails to comply with any covenant or agreement in the Securities or in this Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as specified below;

(5) [Intentionally Omitted]

(6) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency; or

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Significant Subsidiary in an involuntary case;

(B) appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property;

(C) orders the winding up or liquidation of the Company or any Significant Subsidiary; or

(D) grants any similar relief under any foreign laws;

and in each such case the order or decree remains unstayed and in effect for 30 days.

(8) [Intentionally Omitted]

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under clause (4) is not an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities then outstanding notify the Company (and in the case of such notice by Holders, the Trustee) of the Default and the Company does not cure that Default within the time specified after receipt of such notice. The notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.”

(h) All references in the Indenture or the Securities to a provision deleted pursuant to the amendments set forth in Subsections (i) through (vii) of this Section 1.01 shall be deleted in their entirety from the Indenture and the Securities, and any definitions used exclusively in the provisions of the Indenture deleted pursuant to the amendments set forth in Subsections (i) through (vii) of this Section 1.01 shall be deleted in their entirety from the Indenture. The requirement of any provision of the Indenture that any action on behalf of the Company or the Trustee be taken in accordance with or pursuant to any of the provisions of the Indenture that are deleted pursuant to Subsections (i) through (vii) of this Section 1.01 shall be disregarded and the Company or the Trustee shall be deemed to have taken such action in accordance with and pursuant to such deleted provision. None of the Company, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under any of the provisions of the Indenture that are deleted pursuant to Subsections (i) through (vii) of this Section 1.01, and such deleted provisions shall not be considered in determining whether an Event of Default has occurred or whether the Company has observed, performed or complied with the provisions of the Indenture.

ARTICLE II

GENERAL PROVISIONS

SECTION 2.01. The Indenture Ratified. Except as expressly modified herein, the Indenture is in all respects ratified and confirmed, and all the terms, provisions, and conditions thereof shall be and remain in full force and effect.

SECTION 2.02. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 2.03. This Supplemental Indenture is a Supplement to The Indenture. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture. Subject to Section 10.01 of the Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

SECTION 2.04. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF

CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

SECTION 2.05. References to This Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Supplemental Indenture may refer to the Indenture without making specific reference to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context otherwise requires.

SECTION 2.06. Effect of This Supplemental Indenture. The Indenture shall be deemed to be modified as herein provided, but except as modified hereby, the Indenture shall continue in full force and effect. The Indenture as modified hereby shall be read, taken, and construed as one and the same instrument.

SECTION 2.07. Severability. In the event that any provisions of this Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.08. Trust Indenture Act. If any provisions hereof limit, qualify, or conflict with any provisions of the TIA required under the TIA to be a part of and govern this Supplemental Indenture, the provisions of the TIA shall control. If any provision hereof modifies or excludes any provision of the TIA that pursuant to the TIA may be so modified or excluded, the provisions of the TIA as so modified or excluded hereby shall apply.

SECTION 2.09. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to, and shall not be responsible in any manner for or in respect of, the validity or sufficiency of this Supplemental Indenture.

In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection or indemnity to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.10. Effectiveness. This Supplemental Indenture shall be effective and binding immediately upon its execution by the Company and the Trustee.

SECTION 2.11. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Indenture to be duly executed on its behalf by its duly authorized officer as of the day and year first above written.

The Company:

LEVI STRAUSS & CO.

By:	/s/ Johan Nystedt
Name:	Johan Nystedt
Title:	Vice President and Global Treasurer

Trustee:

WILMINGTON TRUST COMPANY

By:	/s/ Michael G. Oller Jr.
Name:	Michael G. Oller, Jr.
Title:	Assistant Vice President

[SIGNATURE PAGE TO FIRST SUPPLEMENTAL INDENTURE TO 2006 INDENTURE]